EXHIBIT 3.2 - AMENDMENTS TO CERTIFICATE OF INCORPORATION FILED ON NOVEMBER 18,

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89709-4299 (775) 684 5708 Web Site: www.riveos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78 390)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20080757854-36 Filing Date and Time 11/18/2008 8:00 AM Entity Number E0462122008-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of_ corporation:
ALKANE, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

FIRST. The name of the corporation is:

MONSTER DIESEL, INC.

FOURTH. That the voting common stock authorized that may be issued by the corporation is SEVENTY FIVE MILLION (75,000,000) shares of common stock with a nominal or par value of .001 and no other class of stock shall be authorized. Said shares with a nominal or par value of .001 may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:                                      100%

4. Effective date of filing: (optional)
(must riot be later than 90 days after the certificate is filed)
5. Signature: (required)

☒ Richard E Sellers
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This farm must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After

Revised: 7-1-08